Execution Version
AMENDMENT NO. 1 TO CREDIT AGREEMENT

This Amendment No. 1 to the Credit Agreement (this “Amendment”), dated as of November 22, 2022, is entered into by and among Oportun Financial Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Wilmington Trust, National Association, in its capacity as administrative agent (the “Administrative Agent”) and Wilmington Trust, National Association, in its capacity as collateral agent (the “Collateral Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent are parties to that certain Credit Agreement, dated as of September 14, 2022 (as further amended or modified from time to time, the “Credit Agreement”);

WHEREAS, the parties hereto agree to now amend the terms of the Credit Agreement as provided for herein; and

    NOW, THEREFORE, based on the mutual premises and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.    DEFINITIONS

Except as otherwise defined in this Amendment, capitalized terms used but not defined herein will have the meanings specified in the Credit Agreement.

Section 2.    AMENDMENTS TO THE CREDIT AGREEMENT

(1)References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

(2)Language being inserted into the applicable section of the Credit Agreement or applicable Schedule or Exhibit thereto is evidenced by bold and underlined formatting in the same manner as the following example: double-underlined text. Language being deleted from the applicable section of the Credit Agreement or applicable Schedule or Exhibit thereto is evidenced by strike through formatting in the same manner as the following example: ~~stricken text~~.
(3)Section 1.01 of the Credit Agreement shall be amended by replacing the definition of the term “Excluded Account” with the following:
““Excluded Account” means (i) each Deposit Account or other account of a Loan Party which is used exclusively for the payment of payroll, payroll taxes, employee benefits, withholding or escrow or fiduciary deposits, (ii) each Deposit Account or other account of a Loan Party which is used exclusively for Cash or other assets held by a Loan Party or its banking partners or broker-dealer partners solely for the benefit of customers in the ordinary course of business, (iii) each Bank Product Partner Account and each Other Product Partner Account, (iv) accounts used to satisfy the requirements of an applicable Governmental Authority (including but not limited to state licensing obligations), with the amounts therein not to exceed $500,000 in any individual account or $2,500,000 for all such accounts in the aggregate (or, with respect to any such accounts of the Residual Financing Facility Limited Guarantor, $100,000 in any individual account or $500,000 for all such accounts in the aggregate) (or in each case, such higher amount as may be agreed by the Administrative Agent at the direction of the Required Lenders), (v) zero balance accounts, (vi) any account the purpose of which is solely to hold Cash or Cash Equivalents as collateral for letters of credit permitted to be issued under Section 7.05 or for Banking Services, and each Letter of Credit Proceeds Account, (vii) money market accounts and accounts holding funds in respect of prepaid corporate cards held by a Loan Party, with the amounts held in such accounts not to exceed $150,000 in the aggregate, and (viii)~~(vii)~~ any such other account with a balance of less than $500,000 in any individual account or $2,500,000 for all such accounts in the aggregate.”
(4)Section 6.18 of the Credit Agreement shall be amended by replacing such section with the following:
“The Loan Parties agree, within ninety (90) ~~forty-five (45)~~ days after the Closing Date or, for accounts opened or acquired or which cease to be Excluded Accounts after the Closing Date, within forty-five (45) days after the date any such account is opened or acquired, or in each case such later date as reasonably agreed by the Required Lenders, to maintain as a Controlled Account, with an Account Control Agreement in favor of the Collateral Agent, each Deposit Account or Securities Account of the Loan Parties that is not an Excluded Account.”
(5)Section 7.04(d) of the Credit Agreement shall be amended by replacing such section with the following:

“Investments received ~~by any Loan Party~~ in connection with workouts with, or bankruptcy, insolvency or other similar proceedings with respect to, customers, working interest owners, other industry partners or any other Person;”
(6)Section 7.15(b) of the Credit Agreement shall be amended by replacing such section with the following:

“For so long as the obligations under Residual Financing Facility remain outstanding, open or acquire any Deposit Account, Securities Account or other account held by the Residual Financing Facility Limited Guarantor, except (x) any such account that is an Excluded Account pursuant to any of clauses (i) through (vii)~~(vi)~~ of the definition thereof or (y) to the extent that such account is subject to an Account Control Agreement in favor of the Collateral Agent; provided that notwithstanding anything to the contrary in the foregoing, the Residual Financing Facility Limited Guarantor shall be permitted to hold accounts in existence on the Closing Date that are not subject to an Account Control Agreement in favor of the Collateral Agent during the time period following the Closing Date for implementing Account Control Agreements on Controlled Accounts pursuant to Section 6.18.”

Section 3.    MISCELLANEOUS.

(1)The parties hereto hereby agree that, except as specifically amended herein, the Credit Agreement shall remain unchanged and continue to be in full force and effect and is hereby ratified and confirmed in all respects. Except as specifically provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under the Credit Agreement, or constitute a waiver of any provision of any other agreement.

(2)Each of the undersigned Lenders (in aggregate constituting all of the Lenders under the Credit Agreement) hereby authorizes and instructs the Agents, in their respective capacity under the Loan Documents, to execute and deliver this Amendment and any other Loan Documents entered into in connection herewith on its behalf and, by its execution below, each of the undersigned Lenders agrees to be bound by the terms and conditions of this Amendment and such other Loan Documents relating thereto. The Agents shall have all of the same rights, protections, indemnities and immunities afforded to it under the Credit Agreement.

(3)The Borrower agrees to pay or reimburse the Agents and the Lenders for all of their reasonable costs and expenses incurred in connection with this Amendment as set forth in Section 10.04 of the Credit Agreement.

(4)This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

(5)THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6)This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns as provided in the Credit Agreement.

(7)Section headings are for convenience of reference only and shall in no way affect the interpretation of this Amendment.

(8)This Amendment may be executed in any number of counterparts by facsimile, electronic transmission or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	OPORTUN FINANCIAL CORPORATION

By: /s/ Jonathan Coblentz
Name: Jonathan Coblentz Title: Jonathan Coblentz

AGENTS:	WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent and as Collateral Agent

By: /s/ Jay Campbell
Name: Jay Campbell
Title: Assistant Vice President

LENDERS:	NB SPECIALTY FINANCE FUND II LP, as a Lender

By: /s/ Zhengyuan Lu
Name: Zhengyuan Lu
Title: Managing Director

NBSF CANADA 2021 TRUST, as a Lender

By: /s/ Zhengyuan Lu
Name: Zhengyuan Lu
Title: Managing Director